UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
Amendment No. 3
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 10, 2005
PRIDE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13289 (Commission File Number)	76-0069030 (I.R.S. Employer Identification No.)

5847 San Felipe, Suite 3300
Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 789-1400
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Pride International, Inc. hereby amends Item 4.02(a) of its current report on Form 8-K/A dated November 10, 2005, as amended by Amendment No. 1 and Amendment No. 2 thereto, to update information in the third paragraph thereof regarding the timing of the filing of specific periodic reports to be amended in connection with the matters described therein.
Item 4.02(a)       Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     On November 10, 2005, Pride International, Inc. concluded that it will restate its consolidated financial information for 2004, 2003, 2002 and 2001, the first and second quarterly periods in 2005 and all quarterly periods in 2004 to correct certain errors related to Pride’s accounting policy used to account for interest rate swap and cap agreements required by its drillship loans and semisubmersible loans. The determination to restate was approved by the audit committee of Pride’s board of directors upon the recommendation of Pride’s senior management.
     As previously disclosed in its periodic reports, Pride had not accounted for such interest rate swap and cap agreements as derivatives, but had accounted for them as an integrated part of the drillship loans and semisubmersible loans, with the periodic settlements of the interest rate swap and cap agreements recorded as an increase or reduction in interest expense, as applicable. Pride has now determined that such swap and cap agreements should have been accounted for as derivatives and marked-to-market, with realized and unrealized gains and losses recorded as a component of other income. Pride also is evaluating whether to reclassify the mark-to-market adjustments for the interest rate swap and cap agreements associated with its senior secured term loan as other income (expense) as opposed to interest income (expense). In addition, effective upon the adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as of January 1, 2001, Pride will record income in 2001 in the range of approximately $2 million to $3 million for the cumulative effect of a change in accounting principle and a charge as of January 1, 2001 in the range of approximately $2 million to $3 million to other comprehensive income, which will be amortized to income over the lives of the swaps using an effective interest rate method. Pride currently estimates that the cumulative effect of these matters would result in:
•	an increase in income from continuing operations in the range of approximately $0 to $2 million for the six-month period ended June 30, 2005;
•	an increase in income from continuing operations in the range of approximately $11 million to $13 million for 2004;
•	an increase in income from continuing operations in the range of approximately $6 million to $8 million for 2003;
•	an increase in loss from continuing operations in the range of approximately $10 million to $12 million for 2002; and
•	a decrease in income from continuing operations in the range of approximately $9 million to $11 million for 2001.

     Pride plans to file restated financial statements reflecting these matters in an amendment to its annual report on Form 10-K/A for the year ended December 31, 2004, in amendments to its quarterly reports on Form 10-Q/A for the quarters ended March 31, 2005 and June 30, 2005, and in its quarterly report on Form 10-Q for the quarter ended September 30, 2005. Pride currently expects to make these filings by the week of January 16, 2006, although the review of the financial statements by Pride and its independent registered public accounting firm is ongoing and further time could be required. Investors are cautioned not to rely on Pride’s historical financial statements for fiscal years from 2001 to 2004 and for quarterly periods in 2004 and 2005 until such filings have been made.
     As disclosed in its periodic reports filed in 2005, Pride’s management has previously concluded that (1) Pride’s disclosure controls and procedures were not effective, as of December 31, 2004, March 31, 2005 or June 30, 2005, with respect to the recording, processing, summarizing and reporting, within the time periods specified in the SEC’s rules and forms, of information required to be disclosed by Pride in the reports that it files or submits under the Securities Exchange Act of 1934 and (2) Pride did not maintain effective internal control over financial reporting as of December 31, 2004 based on criteria set forth in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organization of the Treadway Commission. Pride is currently evaluating the impact of the errors described above on its internal control over financial reporting and its disclosure controls and procedures and will disclose its conclusions in its quarterly report on Form 10-Q for the quarter ended September 30, 2005 and amendments to certain of its previously filed periodic reports.
     Pride’s audit committee and management have discussed the matters described herein with Pride’s current independent registered public accounting firm and its independent registered public accounting firm engaged for the audits of Pride’s consolidated financial statements for 2001 to 2004.
     Because preparation and completion of Pride’s financial statements in connection with its quarterly report on Form 10-Q for the quarter ended September 30, 2005 and amendments to certain of its previously filed periodic reports are ongoing, the financial information presented herein, including the cumulative effects of the errors described above, is preliminary and subject to adjustment.
     Since Pride has not filed its quarterly report on Form 10-Q for the quarter ended September 30, 2005, Pride is not current in its reporting obligations under the Exchange Act. Pride has obtained a waiver from the lenders under its revolving credit facility related to, among other things, the late-filing of that quarterly report and its provision of financial statements containing the accounting errors related to interest rate swap and cap agreements described above.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIDE INTERNATIONAL, INC.
By:	/s/ Douglas A. Smith
Douglas A. Smith
Vice President, Controller and Chief Accounting Officer

Date: December 28, 2005

4